Exhibit 99.1

                 PHC, INC. ANNOUNCES FISCAL 2006 SECOND QUARTER
                                FINANCIAL RESULTS


FOR IMMEDIATE RELEASE

Company Contact:           Investor Relations Contact:
---------------            --------------------------
PHC, Inc.                  Hayden Communications, Inc.
Bruce A. Shear             Matthew Hayden
978-536-2777               843-272-4653

>>       Q2FY06 REVENUE OF $8.7 MILLION VS. $8.1 MILLION IN Q2FY05
>>       Q2FY06 EPS OF $.02 VS. $.02 IN Q2 FY05
>>       Q2FY06 NON-PATIENT OPERATIONS REVENUE INCREASED 5.6% VS. Q2FY05
>>       YEAR-TO-DATE REVENUES UP 10.1% FROM THE SAME PERIOD LAST YEAR
>>       GROUND BREAKING FOR LAS VEGAS HOSPITAL SCHEDULED FOR MARCH 15, 2006

Peabody, Mass., February 14, 2006 -- PHC, Inc., d.b.a. Pioneer Behavioral Health (OTC Bulletin Board: PIHC), a leading provider of inpatient and outpatient behavioral health services and pharmaceutical research, today announced its fiscal 2006 second quarter financial results, for the quarter ended December 31, 2005.

Total net revenue from operations increased 7.8 percent to $8.7 million for the three months ended December 31, 2005 compared to $8.1 million for the second quarter of fiscal 2005. Net patient care revenue increased 8.6 percent to $6.5 million from $6.0 million for the second quarter of fiscal 2005, due primarily to the addition of the 30 adjudicated juvenile beds at Detroit Behavioral Institute, which helped generate a 7.9 percent increase in patient days. Revenue from pharmaceutical studies decreased 9.2 percent to $1.1 million for the quarter compared to $1.2 million for the same quarter last year. Contract support services revenue provided by Wellplace increased 24.9 percent to $1.2 million for the quarter compared to $923,323 for the same quarter last year, which resulted from the October 2004 expansion in Wellplace's Michigan call center contract and the tobacco cessation services which began in November of 2005 for a United States Government Agency.

Total operating expenses for the quarter increased 10.3 percent to $8.2 million from $7.4 million during the second quarter of last year. Included in this increase was a 44.8 percent increase in the Company's bad debt expense to $475,768 compared to the year-ago period related to the previously announced technical issue in the Company's billing software at its Harbor Oaks Hospital facility during the first quarter of fiscal 2006. However, bad debt expense decreased 27.6 percent sequentially or by $181,119 compared to the first quarter. The failure of the billing software during the first quarter had a residual effect on the Company's billing and receipt of collections during the second quarter, resulting in an increase in the aging of those related receivables which was responsible for an increase in the Company's overall allowance for doubtful accounts and bad debt expenses. With the billing system properly operating, management expects the reserve requirement will decrease in future quarters as collection activity returns to more normalized levels. The Company expects to collect a significant portion of the receivables in the third fiscal quarter. Also impacting operating expenses was a 13.7 percent increase in administrative expenses, resulting from increased administrative payroll and employee benefits directly related to the opening of the new 20-bed unit at the Detroit Behavioral Institute.

Income from operations for the quarter was $549,060 a decrease of 19.2 percent compared to the $679,895 reported for the same period last year. Cash flow from operations for the six months ended December 31, 2005 was $873,743 and the company incurred $627,776 in capital expenditures for the six month period related to the Company's expansion.

Net income applicable to common shareholders for the three months was $346,782, or $0.02 per fully diluted share, compared to $408,804, or $0.02 per fully diluted share, for the second quarter of fiscal 2005. This was derived utilizing


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19.3 million fully diluted shares  compared to 18.5 million fully diluted shares for the respective reporting periods. The Company's provision for income taxes decreased to $64,600 with an effective tax rate of 15.7 percent compared to 15.1 percent in the year-ago period.

Bruce A. Shear, Pioneer's President and Chief Executive Officer, commented, "Building off our record performance last year, the Company continues to report top-line growth and consistent profitability. We are focused on laying the foundation for our next growth phase, which will be driven by the opening of our Seven Hills Medical Complex in Henderson, Nevada, the continued expansion at the Detroit Medical Center and further revenue contributions from our new smoking cessation program. Management has worked diligently to build a foundation which will contribute to solid operating results for the balance of the year while accelerating the momentum into fiscal 2007."

For the first six months of fiscal 2006, the Company reported revenue of $17.6 million, an increase of 10.1 percent compared to the $16.0 million for the first six months of last year. Net patient care revenues were $13.2 million, an increase of 8.4 percent compared to the $12.2 million reported for the first six months of last year. Pharmaceutical study revenues increased 4.8 percent to $2.4 million from the $2.3 million reported for the same period last year. Contract support services revenue increased 31.1 percent to $2.1 million from $1.6 million last year. Total operating expenses were $16.5 million, an increase of
14.1 percent from the $14.5 million for the first six months of fiscal 2005, including a 94.4 percent increase in the Company's bad debt expense to $1.13 million due to the previously mentioned software billing issue and a 17.0 percent increase in administrative expenses. Income from operations was $1.1 million, a decrease of 26.5 percent compared to the $1.6 million reported last year. Net income applicable to common shareholders for the six-month period was $730,989 or $0.04 per fully diluted share, compared with net income of $1.2 million or $0.06 per fully diluted share for the same period last year. 19.3 million and 18.3 million fully diluted shares were used to calculate earnings per share for the respective periods.

The Company's balance sheet reported a current ratio of 1.6:1 on December 31, 2005. Shareholders' equity increased 9.8 percent to $10.0 million on December 31, 2005 from $9.1 million on June 30, 2005. The Company reported $1.0 million in cash as of December 31, 2005, up from $917,630 on June 30, 2005. Total receivables for the second quarter of 2006 were $8.7 million versus $5.9 million during the comparable period in fiscal 2005. Bad debt expense increased 44.8% to $475,768 for the second quarter from $328,638 last year, but were down sequentially from $656,887 recorded during the first quarter of 2006. DSO's, allowance for doubtful accounts and bad debt expense all increased due to the software problems which slowed the billing process and diverted staff attention from collections, while we reentered the receivables into the new software. Since the Company's policy is to maintain reserves based on the age of its receivables, this delay in the billing and collection process increased the amount and age of the Company's receivables therefore, increasing the reserves required by formula and the bad debt expense. The system is now operating and management expects the reserve requirement will decrease in future quarters as collection activity has now become more normalized. The Company expects bad debt expense in the third quarter to be below our previously reported levels.

Mr. Shear continued, "While the accounts receivables balance reported on December 31st were still at elevated levels, we have made significant progress in the resolution of the technical issue which impacted collections at our largest inpatient facility, and required the increase in our allowance for doubtful accounts and bad debt expense. We expect the reserve requirement will decrease in future quarters as collection activity has now become more normalized and anticipate bad debt expense in the third quarter to be below our second quarter reported levels. The billing platform is operating properly and the new software system which will be implemented later this year is expected to ensure this issue will not reoccur, while providing incremental benefits to our organization."

Teleconference Information

The Company will conduct a conference call to discuss the fiscal 2006 second quarter results on Tuesday, February 14, 2006, at 9 a.m. Eastern Time. Interested parties within the United States can access the call by dialing 866-510-0710, and international callers may dial 617-597-5378. Please use passcode 10821525. A replay of the call also will be available until February 21, 2006 at 888-286-8010 for callers within the United States, and 617-801-6888 for international callers. Please use passcode 99645912 for the replay. This call is being webcast by CCBN, and can be accessed at PHC, Inc.'s web site at www.phc-inc.com. The webcast is also being distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at www.fulldisclosure.com, or by visiting any of the investor sites in CCBN's


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Individual  Investor  Network.  Institutional  investors can access the call via
CCBN's    password-protected   event   management   site,    StreetEvents,    at
www.streetevents.com.

About Pioneer Behavioral Health

Pioneer Behavioral Health operates companies that provide inpatient and outpatient behavioral health care services, clinical research, Internet and telephonic-based referral services. The companies contract with national insurance companies, government payors, and major transportation and gaming companies, among others, to provide such services. For more information, please visit www.phc-inc.com or www.haydenir.com.

Statement under the Private Securities Litigation Reform Act of 1995:

This press release may include "forward-looking statements" that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or the performance of the company and its future plans and objectives. Various future events or factors may cause the actual results to vary materially from those expressed in any forward-looking statements made in this press release. For a discussion of these factors and risks, see the company's annual report on Form 10-K for the most recently ended fiscal year.

                                - tables follow -


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
       PHC, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                    December 31,     June 30,
                           ASSETS                      2005            2005
                                                    (unaudited)
                                                   _____________    ___________
Current assets:
   Cash and cash equivalents                         $ 1,028,610    $  917,630
   Accounts receivable, net of allowance for
     doubtful accounts of $3,173,004 at December
     31,2005 and $1,956,984 at June 30, 2005           6,673,756     6,265,381
   Pharmaceutical receivables                          1,361,227     1,414,340
   Prepaid expenses                                      496,153       146,988
   Other receivables and advances                        561,959       638,654
   Deferred income tax asset                           1,415,344     1,375,800
                                                     ___________   ____________

       Total current assets                           11,537,049    10,758,793
   Accounts receivable, non-current                       50,000        65,000
   Other receivable                                      120,213        84,422
   Property and equipment, net                         1,901,434     1,516,114
   Deferred financing costs, net of amortization of
     $95,557 at December 31, 2005 and $76,234 June
     30, 2005                                            126,615       145,938
   Customer relationships, net of amortization of
     $200,000 at December 31, 2005 and $140,000 at
     June 30, 2005                                     2,200,000     2,260,000
   Goodwill                                            2,704,389     2,648,209
   Other assets                                          436,317       417,172
                                                     ___________   ____________

       Total assets                                  $19,076,017   $17,895,648
                                                     ===========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                  $ 1,857,219    $  907,569
   Current maturities of long-term debt                  843,409       769,599
   Revolving credit note                               2,523,035     2,385,629
   Deferred revenue                                       80,479        85,061
   Current portion of obligations under capital
     leases                                               46,312        29,777
   Accrued payroll, payroll taxes and benefits         1,321,616     1,411,653
   Accrued expenses and other liabilities                601,735     1,063,189
                                                     ___________   ____________
       Total current liabilities                       7,273,805     6,652,477
   Long-term debt                                      1,505,567     1,900,022
   Obligations under capital leases                       55,304        12,210
   Deferred tax liability                                244,874       229,000
                                                     ___________   ____________
  Total liabilities                                    9,079,550     8,793,709
                                                     ___________   ____________

Stockholders' equity:
   Preferred Stock, 1,000,000 shares authorized,
      none issued or outstanding                              --            --
   Class A common stock, $.01 par value,
     30,000,000 shares authorized, 17,603,118 and
     17,490,818 shares issued at December 31, 2005
     and June 30, 2005, respectively                     176,031       174,908
   Class B common stock, $.01 par value, 2,000,000
     shares authorized, 776,991 issued and outstanding
     December 31, 2005 and June 30, 2005 each
     convertible into one share of Class A common
     Stock                                                 7,770         7,770
   Additional paid-in capital                         23,576,088    23,377,059
   Treasury stock, 191,098 shares and 181,738 shares
     of Class A common stock at December 31 and June
     30, respectively, at cost                          (191,700)     (155,087)
Accumulated deficit                                  (13,571,722)  (14,302,711)
                                                     ___________   ____________

Total stockholders' equity                             9,996,467     9,101,939
                                                     ___________   ____________
Total liabilities and stockholders' equity           $19,076,017   $17,895,648
                                                     ===========   ===========

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
                           PHC, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                       Three Months Ended      Six Months Ended
                                           December 31,           December 31,
                                         2005       2004      2005            2004
                                     _____________________    _____________________

Revenues:
     Patient care, net                $6,465,356  $5,951,326  $13,178,336  $12,160,825
     Pharmaceutical studies            1,084,084   1,194,552    2,390,093    2,281,142
     Contract support services         1,153,073     923,323    2,078,910    1,584,749
                                       __________  __________   __________   __________
          Total revenues               8,702,513   8,069,201   17,647,339   16,026,716
                                       __________  __________   __________   __________
Operating expenses:
     Patient care expenses             3,292,393   2,967,320    6,554,304    6,008,302
     Patient care expenses,
       pharmaceutical                    510,834     412,144    1,073,988      802,107
     Cost of contract support services   587,067     558,094    1,184,862    1,075,003
     Provision for doubtful accounts     475,768     328,638    1,132,655      582,747
     Administrative expenses           2,749,100   2,418,501    5,378,776    4,598,162
     Administrative expenses,
       pharmaceutical                    538,291     704,609    1,172,290    1,395,665
                                       __________  __________   __________   __________
          Total operating expenses     8,153,453   7,389,306   16,496,875   14,461,986
                                       __________  __________   __________   __________
Income from operations                   549,060     679,895    1,150,464    1,564,730
                                       __________  __________   __________   __________
     Other income (expense):
      Interest income                     15,397      17,492       38,261       34,531
      Other income                        21,263      13,683       32,048       26,492
      Interest expense                  (174,338)   (229,797)    (329,556)    (342,852)
                                       __________  __________   __________   __________
          Total other expenses, net     (137,678)   (198,622)    (259,247)    (281,829)
                                       __________  __________   __________   __________

Income before provision for taxes        411,382     481,273      891,217    1,282,901
Provision for income taxes                64,600      72,469      160,228       98,469
                                       __________  __________   __________   __________

Net income                              $346,782    $408,804     $730,989   $1,184,432
                                       ==========  ==========   ==========   ==========

Basic net income per common share       $   0.02    $   0.02      $  0.04   $     0.07
                                        ==========  ==========   ==========   ==========

Basic weighted average number of
   shares Outstanding                 18,159,188  17,417,238   18,125,265   17,388,921
                                      ==========  ==========   ==========   ==========
Fully diluted net income per
   common share                       $     0.02    $   0.02      $  0.04    $   0.06
                                      ==========  ==========   ==========   ==========

Fully diluted weighted average
   number of shares outstanding       19,301,486  18,471,375   19,302,592   18,274,631
                                      ==========  ==========   ==========   ==========




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